

EXHIBIT 12 - STATEMENT  RE: COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED
             CHARGES

(Unaudited)
(Dollar amounts in thousands)





                                    Nine Months Ended                   Fiscal Year Ended
                                  November 1 November 2    February 1 February 3 January 28 January 29 January 30
                                     1997       1996         1997        1996       1995       1994       1993

Consolidated pretax income          $233,247  $202,450       $378,761   $269,653   $406,110   $399,534   $375,330
Fixed charges (less capitalized
interest)                            107,812    99,972        139,188    139,666    145,921    152,568    142,857

EARNINGS                            $341,059  $302,422       $517,949   $409,319   $552,031   $552,102   $518,187


Interest                             $97,158   $89,117       $120,599   $120,054   $124,282   $130,915   $121,940
Capitalized interest                   3,012     3,484          4,420      3,567      2,545      1,882      1,646
Interest factor in rent expense       10,654    10,855         18,589     19,612     21,639     21,653     20,917

FIXED CHARGES                       $110,824  $103,456       $143,608   $143,233   $148,466   $154,450   $144,503


Ratio of earnings to fixed charges      3.08      2.92           3.61       2.86       3.72       3.57       3.59

